Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-156719 on Form S-1/A of our report dated September 29, 2008 relating to the consolidated financial statements of Aftersoft Group, Inc. and subsidiaries as of June 30, 2008 and 2007 and for the years then ended (which report on the consolidated financial statements expresses an unqualified opinion) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ KMJ Corbin & Company LLP

Costa Mesa, California
April 1, 2009